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                                                            EXHIBIT 11.1

AMDURA CORPORATION AND SUBSIDIARIES

CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
AND COMMON EQUIVALENT SHARE
(Unaudited)
(In Thousands Except Per Share Amounts)

                                                                     Year-Ended December 31,
                                                     -------------------------------------------------------
                                                            1994              1993               1992
                                                    ------------------  -----------------   ----------------
 Primary and fully diluted net
    income (loss) per common share
    and common equivalent share:
 Net income (loss)                                   $          1,347   $          2,805    $        (18,052)
                                                     -----------------  -----------------   -----------------
   Less: dividend requirements on
      Series B Preferred Stock                                    162                -                   -
                                                     -----------------  -----------------   -----------------
   Net income (loss) available to
      common stock                                              1,185              2,805             (18,052)
                                                     -----------------  -----------------   -----------------
 Weighted average number of
   common shares outstanding                                   24,593             18,268              12,438

 Add:  Common equivalent shares
       outstanding:
   Shares available upon conversion
   of Preferred Stock:

   Series A                                                      -                 6,196                -
   Series B                                                     1,621               -                   -
   Shares  available upon exercise
     of Warrants                                                  -                  440                 -
   Shares available upon exercise
     of Stock Options                                             -                  294                 -
                                                     -----------------  -----------------   -----------------
   Weighted average number of common
      and common equivalent shares used
      in computing net income (loss) per share                 26,214             25,198              12,438
                                                     -----------------  -----------------   -----------------
 Net income (loss)
   per common share and common
   equivalent share                                  $            .05   $            .11    $          (1.45)
                                                     =================  =================   =================




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